                                                                     EXHIBIT 2.1
                                                                     -----------
                                                                  CONFORMED COPY





                          AGREEMENT AND PLAN OF MERGER

                               AND REORGANIZATION

                                  BY AND AMONG

                        NATURAL MICROSYSTEMS CORPORATION,

                        NMS CALIFORNIA ACQUISITION CORP.

                                       and

                                 QWES.COM, INC.






















                          Dated as of November 30, 1999

                                TABLE OF CONTENTS
                                                                            Page
                                                                            ----

ARTICLE I THE MERGER ......................................................   2

SECTION 1.01.  Merger; Effective Time .....................................   2
SECTION 1.02.  Closing ....................................................   2
SECTION 1.03.  Effect of the Merger .......................................   2
SECTION 1.04.  Certificate of Incorporation; By-laws ......................   2
SECTION 1.05.  Directors and Officers .....................................   2
SECTION 1.06.  Merger Consideration .......................................   3
SECTION 1.07.  Effect on Capital Stock and Options and Warrants therefor ..   3
SECTION 1.08.  Exchange of Certificates and ISO Agreements ................   5
SECTION 1.09.  Stock Transfer Books .......................................   6
SECTION 1.10.  Dissenting Shares ..........................................   6
SECTION 1.11.  No Further Ownership Rights in QWES.COM Capital Stock or
               QWES.COM ISOs ..............................................   7
SECTION 1.12.  Lost, Stolen or Destroyed Certificates or ISO Agreements ...   7
SECTION 1.13.  Tax and Accounting Consequences ............................   7

ARTICLE II REPRESENTATIONS AND WARRANTIES OF QWES.COM .....................   8

SECTION 2.01.  Organization ...............................................   8
SECTION 2.02.  Capitalization .............................................   8
SECTION 2.03.  Qualification in Foreign Jurisdictions .....................   9
SECTION 2.04.  Authority Relative to this Agreement .......................   9
SECTION 2.05.  No Conflict: Required Filings and Consents .................   9
SECTION 2.06.  Compliance; Permits ........................................  10
SECTION 2.07.  Financial Statements .......................................  10
SECTION 2.08.  Absence of Certain Changes or Events .......................  11
SECTION 2.09.  Material Contracts .........................................  11
SECTION 2.10.  Accounts Receivable and Notes Receivable ...................  12
SECTION 2.11.  No Undisclosed Liabilities .................................  12
SECTION 2.12.  Absence of Litigation ......................................  12
SECTION 2.13.  Employee Benefit Plans; Employment Agreements ..............  13
SECTION 2.14.  Labor Matters ..............................................  16
SECTION 2.15.  Restrictions on Business Activities ........................  16
SECTION 2.16.  Real Property ..............................................  16
SECTION 2.17.  Taxes ......................................................  17
SECTION 2.18.  Environmental Matters ......................................  19
SECTION 2.19.  Brokers ....................................................  19
SECTION 2.20.  Intellectual Property ......................................  19
SECTION 2.21.  Interested Party Transactions ..............................  21
SECTION 2.22.  Insurance ..................................................  21
SECTION 2.23.  Vote Required ..............................................  21

                                      (i)

SECTION 2.24.  Pooling Matters ............................................  22
SECTION 2.25.  Accredited Investors .......................................  22
SECTION 2.26.  Other Negotiations .........................................  22
SECTION 2.27.  Full Disclosure ............................................  22

ARTICLE III REPRESENTATIONS AND WARRANTIES OF NMS AND THE
     ACQUISITION SUB.......................................................  22

SECTION 3.01.  Organization ...............................................  22
SECTION 3.02.  Capitalization .............................................  23
SECTION 3.03.  Qualification in Foreign Jurisdictions .....................  23
SECTION 3.04.  Authority Relative to this Agreement .......................  24
SECTION 3.05.  No Conflict: Required Filings and Consents .................  24
SECTION 3.06.  SEC Filings ................................................  25
SECTION 3.07.  Financial Statements .......................................  25
SECTION 3.08.  Absence of Certain Changes or Events .......................  25
SECTION 3.09.  No Undisclosed Liabilities .................................  26
SECTION 3.10.  Absence of Litigation ......................................  26
SECTION 3.11.  Taxes ......................................................  26
SECTION 3.12.  Vote Required ..............................................  26
SECTION 3.13.  Pooling Matters ............................................  27
SECTION 3.14.  Interim Operations of Acquisition Sub ......................  27
SECTION 3.15.  Full Disclosure ............................................  27

ARTICLE IV CONDUCT OF BUSINESS PENDING THE MERGER .........................  27

SECTION 4.01.  Conduct of Business by QWES.COM Pending the Merger .........  27
SECTION 4.02.  No Solicitation by QWES.COM ................................  29

ARTICLE V ADDITIONAL AGREEMENTS ...........................................  30

SECTION 5.01.  Stockholders' Meeting ......................................  30
SECTION 5.02.  Access to Information: Confidentiality .....................  30
SECTION 5.03.  Consents, Approvals ........................................  30
SECTION 5.04.  Nonstatutory Stock Options and Warrants ....................  31
SECTION 5.05.  Compliance with Rule 506 ...................................  31
SECTION 5.06.  Notification of Certain Matters ............................  31
SECTION 5.07.  Further Action/Tax Treatment ...............................  31
SECTION 5.08.  Public Announcements .......................................  32
SECTION 5.09.  Prospectus; Registration Statement .........................  32
SECTION 5.10.  Pooling Accounting Treatment ...............................  33
SECTION 5.11.  Quotation of NMS Common Stock on Nasdaq ....................  33
SECTION 5.12.  Employee Benefits ..........................................  33
SECTION 5.13.  Non-Compete and Non-Solicitation Agreements ................  33


                                     (ii)

ARTICLE VI  CONDITIONS TO THE MERGER ......................................   33

SECTION 6.01.  Conditions to Obligation of NMS, the Acquisition Sub and
               QWES.COM to Effect the Merger ..............................   33
SECTION 6.02.  Additional Conditions to Obligations of NMS and the
               Acquisition Sub ............................................   34
SECTION 6.03.  Additional Conditions to Obligation of QWES.COM ............   35

ARTICLE VII TERMINATION ...................................................   36

SECTION 7.01.  Termination ................................................   36
SECTION 7.02.  Effect of Termination ......................................   37
SECTION 7.03.  Fees and Expenses ..........................................   37

ARTICLE VIII GENERAL PROVISIONS ...........................................   37

SECTION 8.01.  Survival of Representations, Warranties and Agreements;
               Knowledge, Etc .............................................   37
SECTION 8.02.  Notices ....................................................   37
SECTION 8.03.  Certain Definitions ........................................   38
SECTION 8.04.  Amendment ..................................................   40
SECTION 8.05.  Waiver .....................................................   40
SECTION 8.06.  Severability ...............................................   40
SECTION 8.07.  Entire Agreement ...........................................   40
SECTION 8.08.  Assignment .................................................   40
SECTION 8.09.  Parties in Interest ........................................   40
SECTION 8.10.  Failure or Indulgence Not Waiver; Remedies Cumulative ......   40
SECTION 8.11.  Governing Law ..............................................   41
SECTION 8.12.  Counterparts ...............................................   41


                                     (iii)

Schedule
--------

2.02      Capitalization
2.03      Qualification in Foreign Jurisdictions
2.05(a)   Conflicts, etc.
2.06(a)   Compliance
2.06(b)   List of Licenses, Permits and Authorizations
2.08      Certain Changes or Events
2.09(a)   Material Contracts of QWES.COM
2.09(b)   Defaults
2.10(b)   Notes Receivable
2.11      Undisclosed Liabilities
2.12      QWES.COM Litigation
2.13(a)   List of Employee Benefit Plans
2.13(b)   Matters Concerning Employee Benefit Plan
2.13(c)   List of Outstanding Options and Option Holders
2.13(d)   List of Employment and Consulting Contracts
2.14      Labor Matters
2.15      Restrictions on Business Activities
2.16(b)   Real Property Leased by QWES.COM
2.17(b)   Tax Returns
2.17(c)   Certain Tax Matters
2.18      Environmental Matters
2.20(a)   QWES.COM Intellectual Property Rights
2.20(b)   QWES.COM Third Party Intellectual Property Rights
2.20(c)   Royalties for QWES.COM Intellectual Property Rights
2.20(d)   Protection of QWES.COM Intellectual Property Rights
2.20(e)   QWES.COM Developers
2.20(f)   Parties Holding QWES.COM Source Code
2.21      Interested Party Transactions
2.22      Insurance
2.26      QWES.COM's Other Negotiations
3.02      Capitalization
3.08      Certain Changes or Events
4.01(g)(ii) Permitted Indebtedness
5.13      Non-Compete and Non-Solicitation Agreements

Exhibit
-------

1.04(a)   Form of QWES.COM Amended and Restated Articles of Incorporation
1.07(h)   Form of Escrow Agreement
1.08(b)   Investment Representations
5.13      Form of Non-Compete and Non-Solicitation Agreement
6.02(g) Matters to be Included in Legal Opinion of Stradling, Yocca, Carlson & Rauth
6.03(d)   Matters to be Included in Legal Opinion of Choate, Hall & Stewart


                                     (iv)

                 AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

     AGREEMENT AND PLAN OF MERGER AND REORGANIZATION, dated as of November 30, 1999 (this "Agreement"), by and among Natural MicroSystems Corporation, a Delaware corporation ("NMS"), NMS California Acquisition Corp., a California corporation and a wholly owned subsidiary of NMS (the "Acquisition Sub"), and QWES.com, Inc., a California corporation ("QWES.COM").

                              W I T N E S S E T H:

     WHEREAS, the Boards of Directors of NMS and QWES.COM have determined that it is advisable and in the best interests of their respective stockholders for NMS and QWES.COM to enter into a strategic business combination upon the terms and subject to the conditions set forth herein; and

     WHEREAS, in furtherance of such combination, the Board of Directors of NMS has approved the creation of the Acquisition Sub, and the Boards of Directors of NMS and QWES.COM have each approved the merger (the "Merger") of the Acquisition Sub with and into QWES.COM in accordance with the applicable provisions of the California General Corporation Law (the "California Law"), and upon the terms and subject to the conditions set forth herein; and

     WHEREAS, as a condition and inducement to NMS and the Acquisition Sub to enter into this Agreement and incur the obligations set forth herein, several of the stockholders of QWES.COM holding in the aggregate approximately 83.9% of the outstanding shares of the common stock, $.00l par value, of QWES.COM and 54.2% of the outstanding shares of the preferred stock, $.001 par value, of QWES.COM have entered into a Stockholder Support Agreement (the "Stockholder Support Agreement"), dated the date hereof, pursuant to which, among other things, they have agreed to vote all of their Shares in favor of the Merger and not to dispose of their Shares within a certain period of time; and

     WHEREAS, the parties intend this Agreement to be a plan of reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations thereunder; and

     WHEREAS, for financial accounting purposes, it is intended that the Merger will be accounted for as a pooling of interests transaction;

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, the parties hereby agree as follows:

                                    ARTICLE I

                                   THE MERGER
                                   ----------

      SECTION 1.01. Merger; Effective Time. At the Effective Time (as defined below), and subject to and upon the terms and conditions of this Agreement and the California Law, the Acquisition Sub shall be merged with and into QWES.COM and QWES.COM shall continue as the surviving corporation. QWES.COM as the surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation." As promptly as practicable after the satisfaction or waiver, as the case may be, of the conditions set forth in Article VI, NMS, the Acquisition Sub and QWES.COM shall cause the Merger to be consummated by filing a copy of this Agreement and an officers' certificate of each of QWES.COM and the Acquisition Sub as contemplated by Section 1103 of the California Law (the "Merger Documents"), together with any required related instruments, with the Secretary of State of California, in such form as required by, and executed in accordance with the applicable provisions of, the California Law (the time of such filing being referred to herein as the "Effective Time").

      SECTION 1.02. Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to
Section 7.01, and subject to the satisfaction or waiver of all the conditions set forth in Article VI, the consummation of the Merger shall take place as promptly as practicable (and in any event within two business days) after satisfaction or waiver of the conditions set forth in Article VI at the offices of Choate, Hall & Stewart, Exchange Place, 53 State Street, Boston, Massachusetts, unless another time or place is agreed to in writing by QWES.COM and NMS.

      SECTION 1.03. Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the California Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, the separate existence of the Acquisition Sub shall cease and the Acquisition Sub shall be merged with and into QWES.COM.

      SECTION 1.04.  Certificate of Incorporation; By-laws.

     (a) Articles of Incorporation. The Articles of Incorporation of QWES.COM, as amended in the form attached as Exhibit 1.04(a), shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended in accordance with the California Law and said Articles of Incorporation.

     (b) By-laws. The By-laws of the Acquisition Sub, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation until thereafter amended in accordance with the California Law, the Articles of Incorporation of the Surviving Corporation and said By-laws.

      SECTION 1.05.  Directors and Officers.

     (a) The initial directors of the Surviving Corporation shall be the directors of the Acquisition Sub immediately prior to the Effective Time.

     (b) The initial officers of the Surviving Corporation shall be the officers of the Acquisition Sub immediately prior to the Effective Time.

      SECTION 1.06. Merger Consideration. The aggregate merger consideration to be issued in connection with the Merger (the "Merger Consideration") shall be shares of NMS common stock, $.01 par value per share ("NMS Common Stock") in an amount equal to 1,500,000, less the number of shares of NMS Common Stock to be reserved by NMS in connection with the assumption of nonstatutory stock options and warrants pursuant to Section 5.04. The Merger Consideration shall be issued as provided in Sections 1.07(a), (b) and (h). The Merger Consideration shall be adjusted to reflect fully the effect of any subdivision, combination, stock dividend, reorganization, recapitalization or similar capital change with respect to NMS Common Stock.

      SECTION 1.07. Effect on Capital Stock and Options and Warrants therefor. At the Effective Time, by virtue of the Merger and without any action on the part of NMS, the Acquisition Sub or QWES.COM or the holders of any securities issued by any of them:

     (a) Conversion of QWES.COM Common Stock and QWES.COM Preferred Stock. Each share of QWES.COM's common stock, $.001 par value (the "QWES.COM Common Stock") and each share of QWES.COM's preferred stock, $.001 par value (the "QWES.COM Preferred Stock" and together with the QWES.COM Common Stock, the "QWES.COM Capital Stock") that is outstanding immediately prior to the Effective Time (excluding any Dissenting Shares, as defined in Section 1.10) shall be converted into the right to receive such number of shares of NMS Common Stock as is determined pursuant to Section 1.07(c).

     (b) Conversion of QWES.COM ISOs. All QWES.COM ISOs (as defined below) that are outstanding immediately prior to the Effective Time shall be converted into the right to receive such number of shares of NMS Common Stock as is determined pursuant to Section 1.07(c). The term "QWES.COM ISOs" means options to purchase QWES.COM Common Stock that are intended to qualify as ISOs (as such term is defined in Section 2.13(c) below).

     (c) Allocation of Merger Consideration. Ninety percent of the Merger Consideration shall be issued at the Effective Time in exchange for all outstanding QWES.COM Capital Stock and QWES.COM ISOs pursuant to Section 1.07(a) and 1.07(b) above. The respective number of shares to be allocated to each share of QWES.COM Capital Stock and to the QWES.COM ISOs shall be as determined by the board of directors of QWES.COM on a fair value basis, provided that NMS shall be reasonably satisfied that such determination shall not adversely affect the ability of NMS to treat the Merger as a pooling of interests.

     (d) Assumption of QWES.COM Nonstatutory Stock Options and Warrants. At the Effective Time, all QWES.COM Nonstatutory Options and QWES.COM Warrants (each term as defined below) then outstanding shall be assumed by NMS in accordance with Section 5.04 hereof. The term "QWES.COM Nonstatutory Options" means options to purchase QWES.COM Common Stock that are not intended to qualify as ISOs (together with the QWES.COM ISOs, the QWES.COM Nonstatutory Options are sometimes referred to herein as the "QWES.COM Options"). The term "QWES.COM Warrants" means warrants to purchase QWES.COM Common Stock.

     (e) Cancellation of QWES.COM Capital Stock. Each share (a "Share") of QWES.COM Capital Stock held in the treasury of QWES.COM and each Share owned by any direct or indirect subsidiary of QWES.COM immediately prior to the Effective Time (the "Cancelled Shares") shall, by virtue of the Merger and without any action on the part of the holder thereof, be canceled and retired without payment of any consideration therefor.

     (f) Fractional Shares. No fraction of a share of NMS Common Stock shall be issued, but in lieu thereof each holder of QWES.COM Capital Stock and/or QWES.COM ISOs who would otherwise be entitled to a fraction of a share of NMS Common Stock (after aggregating all fractional shares of NMS Common Stock to be received by such holder, it being the intention of the parties that no holder will receive cash in an amount equal to or greater than the value of one full share of NMS Common Stock) shall receive from NMS an amount of cash (rounded to the nearest cent), without interest, equal to the product of (i) such fraction, multiplied by (ii) the closing price of NMS Common Stock on the Nasdaq National Market System on the date of the Effective Time.

     (g) Conversion of Acquisition Sub Shares. At and as of the Effective Time, by virtue of the Merger and without any action on the part of any holder of any capital stock of the Acquisition Sub, each issued and outstanding share of Common Stock, no par value, of Acquisition Sub shall be converted into one share of Common Stock, no par value, of the Surviving Corporation.

     (h) Escrowed Shares. As of the Effective Time, NMS shall issue that number of shares of NMS Common Stock equal to ten percent (10%) of the Merger Consideration (the "Escrowed Shares") and deliver a certificate or certificates therefor to Choate, Hall & Stewart and Stradling, Yocca, Carlson & Rauth (the "Escrow Agents") to be held and distributed in accordance with an agreement substantially in the form of Exhibit 1.07(h) (the "Escrow Agreement"). The Escrowed Shares shall be part of the Merger Consideration. In the event either Escrow Agent declines or is unable to serve prior to the Closing, it shall be succeeded by such person or entity as NMS and QWES.COM shall mutually agree.

     (i) NMS Shares. Except as contemplated pursuant to Section 5.09 below, NMS Common Stock issued to holders of QWES.COM Capital Stock and/or QWES.COM ISOs shall not be registered for such issuance under the Securities Act of 1933, as amended (the "Securities Act"), and shall bear a legend in substantially the following form:

     THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. SUCH SHARES MAY NOT BE SOLD OR

     TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION UNLESS NMS RECEIVES AT ITS REQUEST AN OPINION OF COUNSEL REASONABLY ACCEPTABLE TO IT STATING THAT SUCH SALE OR TRANSFER IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SAID ACT.

      SECTION 1.08.  Exchange of Certificates and ISO Agreements.
                     -------------------------------------------

     (a) Exchange Agent. As of the Effective Time, NMS shall supply, or shall cause to be supplied, to or for the account of a bank or trust company to be designated by NMS (the "Exchange Agent"), in trust for the benefit of the holders of QWES.COM Capital Stock (other than Dissenting Shares and Cancelled Shares) and QWES.COM ISOs for exchange in accordance with this Section 1.08, certificates evidencing the NMS Common Stock issuable pursuant to Section 1.07 in exchange for outstanding Shares and QWES.COM ISOs and all cash required to be paid pursuant to Sections 1.07(f) and 1.08(c).

     (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, NMS shall instruct the Exchange Agent to mail to each holder of record of a certificate or certificates (the "Certificates") which immediately prior to the Effective Time evidenced outstanding Shares, other than Dissenting Shares and Cancelled Shares, and to each holder of a QWES.COM ISO (a copy of the agreement evidencing such grant of an ISO, an "ISO Agreement") outstanding immediately prior to the effective time (i) a letter of transmittal, which letter shall specify, among other conditions, that delivery shall be effected, and risk of loss and title to the Certificates and/or ISO Agreements shall pass, only upon proper delivery of the Certificates and/or ISO Agreements to the Exchange Agent, and which letter shall contain certain investment representations substantially in the form attached as Exhibit 1.08(b), and (ii) instructions to effect the surrender of the Certificates and ISO Agreements in exchange for the certificates evidencing shares of NMS Common Stock (the "NMS Certificates") and, in lieu of any fractional shares thereof, cash. Upon surrender of a Certificate and/or ISO Agreement for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, and such other customary documents as may be reasonably required by NMS or the Exchange Agent, the holder of such Certificate and/or ISO Agreement shall be entitled to receive in exchange therefor (A) NMS Certificates evidencing that whole number of shares of NMS Common Stock which such holder has the right to receive in accordance with the Merger in respect of such Certificate and/or ISO Agreement, (B) any dividends or other distributions to which such holder is entitled pursuant to
Section 1.08(c), and (C) cash in lieu of fractional NMS Common Stock to which such holder is entitled pursuant to Section 1.07(e) (the NMS Common Stock, dividends, distributions and cash in lieu of fractional shares described in clause (C) being collectively referred to as the "Merger Payment"), and the Certificate or ISO Agreement so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Shares or QWES.COM ISOs which is not registered in the transfer records of QWES.COM as of the Effective Time, NMS Common Stock and cash may be issued and paid in accordance with this Article I to a transferee if the Certificate and/or ISO Agreement evidencing such Shares or QWES.COM ISOs, as the case may be, is presented to the Exchange Agent, accompanied by all documents required by law to evidence and effect such transfer pursuant to this Section

1.08(b) and by evidence that any applicable stock transfer taxes have been paid. Until so surrendered, each outstanding Certificate or ISO Agreement which, prior to the Effective Time, represented shares of QWES.COM Common Stock or QWES.COM ISOs, shall be deemed from and after the Effective Time, for all corporate purposes other than the payment of dividends, to evidence the ownership of the number of full shares of NMS Common Stock into which such shares of QWES.COM Capital Stock or QWES.COM ISOs shall have been so converted and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 1.07(e).

     (c) Distributions With Respect to Unexchanged QWES.COM Capital Stock. No dividends or other distributions with respect to NMS Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate or ISO Agreement with respect to the NMS Common Stock such holder is entitled to receive until such holder shall surrender such Certificate or ISO Agreement. Subject to applicable law, following the surrender of any such Certificate or ISO Agreement, there shall be paid to the record holder of the certificates representing whole shares of NMS Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of NMS Common Stock.

     (d) Transfers of Ownership. If any certificate evidencing shares of NMS Common Stock is to be issued in a name other than that in which the Certificate or ISO Agreement surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate or ISO Agreement so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange shall have paid to NMS, or any agent designated by NMS, any transfer or other taxes required by reason of the issuance of a certificate for shares of NMS Common Stock in any name other than that of the registered holder of the Certificate surrendered.

     (e) No Liability. NMS and QWES.COM shall have no liability to any holder of QWES.COM Common Stock, QWES.COM Preferred Stock, QWES.COM Options or QWES.COM Warrants for any Merger Consideration (or dividends or distributions with respect thereto) which are delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

      SECTION 1.09. Stock Transfer Books. At the Effective Time, the stock transfer books of QWES.COM shall be closed, and there shall be no further registration of transfers of QWES.COM Capital Stock on the records of QWES.COM.

      SECTION 1.10.  Dissenting Shares.
                     -----------------

     (a) Notwithstanding any provision of this Agreement to the contrary, any shares of QWES.COM Capital Stock held by a holder who has exercised appraisal rights for such shares in accordance with the applicable provisions of the California Law and who, as of the Effective Time, has not effectively withdrawn or lost such appraisal rights (the "Dissenting Shares"), shall not be converted into, or represent a right to receive, the Merger Consideration pursuant to Section 1.06, but the holder thereof shall be entitled only to such rights as are granted by the California Law with respect to the Dissenting Shares.

     (b) Notwithstanding the provisions of Section 1.10(a), if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect such rights or otherwise) such holder's appraisal rights, then, as of the later of Effective Time or the occurrence of such withdrawal or loss, such holder's shares shall automatically be converted into and represent only the right to receive the Merger Consideration, without interest thereon, upon surrender of the Certificate or Certificates in accordance with the terms hereof.

     (c) QWES.COM shall give NMS prompt written notice of any demands received by QWES.COM to require QWES.COM to purchase Dissenting Shares, the withdrawal of any such demands, and any other notices or ISO Agreements served pursuant to the California Law and received by QWES.COM. QWES.COM shall not, except with the prior written consent of NMS, voluntarily make any payment with respect to any Dissenting Shares or offer to settle, or settle, any such demands with respect thereto.

      SECTION 1.11. No Further Ownership Rights in QWES.COM Capital Stock or QWES.COM ISOs. The Merger Consideration delivered upon the surrender for exchange of Shares and QWES.COM ISOs in accordance with the terms hereof shall be deemed to have been delivered in full satisfaction of all rights pertaining to such Shares and QWES.COM ISOs, and there shall be no further registration of transfers on the records of the Surviving Corporation of Shares or QWES.COM ISOs which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or ISO Agreements are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article I.

      SECTION 1.12. Lost, Stolen or Destroyed Certificates or ISO Agreements. In the event any Certificate or ISO Agreement shall have been lost, stolen or destroyed (respectively, a "Lost Certificate" or a "Lost ISO Agreement"), the Exchange Agent shall, upon the making of an affidavit of that fact by the registered owner thereof, deliver to such owner such Merger Consideration as may be required pursuant to Section 1.06; provided, however, that NMS may, in its sole discretion and as a condition precedent to the delivery thereof, require the registered owner of such Lost Certificate or Lost ISO Agreement to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against NMS or the Exchange Agent with respect to the Lost Certificate or Lost ISO Agreement.

      SECTION 1.13. Tax and Accounting Consequences. It is intended by NMS and QWES.COM that the Merger shall (i) constitute a reorganization within the meaning of Section 368(a) of the Code, and (ii) qualify for accounting treatment as a pooling of interests. NMS and QWES.COM hereby adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

                                   ARTICLE II

                   REPRESENTATIONS AND WARRANTIES OF QWES.COM
                   ------------------------------------------

     QWES.COM hereby represents and warrants to NMS that the following is true and complete as of the date hereof:

      SECTION 2.01.  Organization.
                     ------------

     (a) QWES.COM is a corporation duly organized, validly existing and in good standing under the laws of California. QWES.COM has full corporate power and authority to own, lease and operate its properties and to carry on its business as such business is now conducted and proposed to be conducted. The copies of the Articles of Incorporation of QWES.COM, certified by the Secretary of State of California, and the By-laws of QWES.COM which have been delivered to NMS by QWES.COM are true and complete copies thereof.

     (b) Subsidiaries. QWES.COM has no subsidiaries and does not, directly or indirectly, own or have the contractual right or obligation to acquire any equity interest in any other corporation, partnership, joint venture, trust or other business organization. Except as disclosed on Schedule 2.02, QWES.COM has not made any investment in, loan to, or advance of cash or other extension of credit to any person other than in the ordinary course of its business.

      SECTION 2.02. Capitalization. The authorized capital stock of QWES.COM consists of 18,000,000 shares of QWES.COM Common Stock, of which 7,178,693 shares are currently issued and outstanding and no shares are held in treasury, and 5,000,000 shares of QWES.COM Preferred Stock, of which 273,334 are currently issued and outstanding and no shares are held in treasury. In addition, 863,728 shares of QWES.COM Common Stock are reserved for issuance on exercise of the QWES.COM Options and the QWES.COM Warrants and (based on the conversion ratio of ten shares of QWES.COM Common Stock for each share of QWES.COM Preferred Stock) 2,733,340 shares of QWES.COM Common Stock are reserved for issuance on conversion of the QWES.COM Preferred Stock. Schedule 2.02 and Schedule 2.13(c) together set forth a true and complete summary of the number of QWES.COM's issued and outstanding shares of capital stock and the issued and outstanding options and warrants to purchase capital stock. QWES.COM has delivered to NMS as of or prior to the date hereof: (a) true and complete lists setting forth, as of the date herof, QWES.COM's issued and outstanding shares of capital stock and the issued and outstanding options and warrants to purchase capital stock; (b) true and complete copies of each of the QWES.COM Warrants; and (c) the form of agreement used for the QWES.COM Options. All of the outstanding shares of capital stock of QWES.COM have been duly authorized, are validly issued, fully paid and non-assessable, and except as set forth on Schedule 2.02 the holders thereof are not entitled to cumulative voting rights or preemptive rights. All of the QWES.COM Options and all of the QWES.COM Warrants are duly authorized and validly issued. There are no obligations, contingent or otherwise, of QWES.COM or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of QWES.COM Capital Stock or the capital stock of any subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such subsidiary or any other entity other than guarantees of bank obligations of subsidiaries entered into in the ordinary course of business. Except as set forth on Schedule 2.02 or Schedule 2.13(c), there are no outstanding options to purchase or warrants, privileges or rights to subscribe to or purchase any shares of QWES.COM's capital stock or securities issued by QWES.COM convertible into or exchangeable for shares of QWES.COM's capital stock or other securities of QWES.COM or commitments, understandings or intentions to issue any additional shares or options, warrants, privileges or rights to subscribe for shares of QWES.COM's capital stock.

      SECTION 2.03. Qualification in Foreign Jurisdictions. Except as set forth in Schedule 2.03, QWES.COM and each of its subsidiaries is duly qualified or licensed and in good standing as a foreign corporation duly authorized to do business in each jurisdiction in which the character of the properties owned or leased or the nature of the activities conducted by it makes such qualification or licensing necessary, except for any jurisdiction(s) in which the failure to so qualify would not have a material adverse effect upon QWES.COM.

      SECTION 2.04. Authority Relative to this Agreement. QWES.COM has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by QWES.COM and the consummation by QWES.COM of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of QWES.COM (other than the approval and adoption of the Merger by the holders of at least a majority of the outstanding shares of QWES.COM Capital Stock voting as a single class and at least a majority of the outstanding shares of QWES.COM Preferred Stock voting as a separate class in accordance with the California Law and QWES.COM's Articles of Organization and By-laws) are necessary to authorize this Agreement or to consummate the transactions so contemplated. The Board of Directors of QWES.COM has determined that it is advisable and in the best interest of QWES.COM's stockholders for QWES.COM to enter into a strategic business combination with NMS upon the terms and subject to the conditions of this Agreement. This Agreement has been duly and validly executed and delivered by QWES.COM and, assuming the due authorization, execution and delivery by NMS, constitutes a legal, valid and binding obligation of QWES.COM enforceable in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

      SECTION 2.05.  No Conflict: Required Filings and Consents.
                     ------------------------------------------

     (a) Except as set forth on Schedule 2.05(a), the execution and delivery of this Agreement by QWES.COM does not, and the performance of this Agreement by QWES.COM will not, (i) conflict with or violate the Articles of Incorporation or By-laws of QWES.COM, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to QWES.COM or any of its subsidiaries or by which any of their respective properties is bound or affected, (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would constitute a default), or impair QWES.COM's or any of its subsidiaries' rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, any QWES.COM Material Contract (as defined in Section 2.08), or (iv) result in the creation of a lien or encumbrance on any of the properties or assets of QWES.COM or any of its subsidiaries pursuant to any note, bond mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which QWES.COM or any of its subsidiaries is a party or by which QWES.COM or any of its subsidiaries, or any of their respective properties, is bound or affected, except in the case of clauses (ii), (iii) or (iv), for such breaches, defaults or other occurrences that would not, individually or in the aggregate, have a material adverse effect on QWES.COM.

     (b) The execution and delivery of this Agreement by QWES.COM does not, and the performance of this Agreement and the transactions contemplated hereby by QWES.COM will not, require QWES.COM to apply for or obtain any consent, approval, authorization or permit of, or to file with or notify, any governmental or regulatory authority, domestic or foreign, except for the filing and recordation of appropriate merger or other documents as required by the California Law.

      SECTION 2.06.  Compliance; Permits.
                     -------------------

     (a) Except as set forth on Schedule 2.06(a), QWES.COM and its subsidiaries are in compliance in all material respects with all foreign, Federal, state or local statutes, laws, ordinances, judgments, decrees, orders or governmental rules, regulations, policies and guidelines applicable to them, except where noncompliance would not have a material adverse effect upon QWES.COM. QWES.COM and its subsidiaries have not received any written notice from any governmental or regulatory authority or otherwise of any alleged violation or noncompliance.

     (b) Schedule 2.06(b) hereto sets forth a true and complete list of all licenses, permits and authorizations of governmental authorities held by QWES.COM or any of its subsidiaries which are material to their respective businesses (collectively, the "Authorizations"). QWES.COM and its subsidiaries are in material compliance with all Authorizations, and all of the Authorizations are, in all material respects, in full force and effect.

      SECTION 2.07.       Financial Statements.  QWES.COM has delivered to NMS
(i) audited balance sheets of QWES.COM as of December 31, 1998 and June 30, 1999, and an unaudited balance sheet of QWES.COM as of September 30, 1999 (the "QWES.COM Balance Sheet"), and (ii) audited statements of Operations, Stockholders' Equity and Accumulated Deficit, and Cash Flows of QWES.COM for the six months ended June 30, 1999, the period from April 3, 1998 (inception) to December 31, 1998, and the period from April 3, 1998 to June 30, 1999, and unaudited statements of Operations, Stockholders' Equity and Accumulated Deficit, and Cash Flows of QWES.COM for the nine months ended September 30, 1999 (collectively, the "QWES.COM Financial Statements"). Such financial statements and the notes thereto fairly present in all material respects the financial position of QWES.COM at the respective dates thereof and the results of its operations and its cash flows for the periods then ended, and were prepared in accordance with the books and records of QWES.COM in conformity with generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods covered thereby.

      SECTION 2.08. Absence of Certain Changes or Events. Except as set forth on Schedule 2.08 or reflected in the QWES.COM Financial Statements, since September 30, 1999, QWES.COM has conducted its business in the ordinary course and there has not occurred: (i) any damage to, destruction or loss of any assets of QWES.COM or its subsidiaries, (whether or not covered by insurance) that could have a material adverse effect upon QWES.COM; (ii) any change by QWES.COM in its accounting methods, principles or practices, (iii) any revaluation by QWES.COM of any of its assets, including, without limitation, the writing down of the value of capitalized software or inventory or the writing off of promissory notes or accounts receivable other than in the ordinary course of business in amounts that would not individually or in the aggregate have a material adverse effect on QWES.COM or as reflected in the QWES.COM Financial Statements, (iv) any sale of a material amount of property or assets of QWES.COM or its subsidiaries, (v) any other action or event that would have required the consent of NMS pursuant to Section 4.01 had such action or event occurred after the date of this Agreement, or (vi) any event, circumstance or condition relating specifically to QWES.COM or any subsidiary (rather than to general economic conditions or generally to the industries in which they operate) which materially and adversely affects or is likely to materially and adversely affect QWES.COM and its subsidiaries, taken as a whole.

      SECTION 2.09.       Material Contracts.
                          ------------------

     (a) Schedule 2.09(a) sets forth for QWES.COM and its subsidiaries a true and complete list of (i) (A) all contracts with respect to which QWES.COM or any of its subsidiaries have any liability or obligation, contingent or otherwise, involving more than $10,000, or which place any material limitations on the method of conducting or scope of their respective businesses; (B) all contracts of QWES.COM or any of its subsidiaries pursuant to which any material benefits accrue to the other parties to such contracts as a result of the Merger; (C) all contracts of QWES.COM and its subsidiaries with their respective directors, officers, employees, agents or consultants, or their "affiliates", as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"); (D) all agreements, contracts or instruments to which QWES.COM or any of its subsidiaries is a party relating to the borrowing of money, or the guaranty of any obligation for the borrowing of money; (E) all agreements relating to any securities of QWES.COM and its subsidiaries or rights in connection therewith, and (ii) all agreements which, as of the date hereof, would be required to be filed by QWES.COM with the Securities Exchange Commission (the "SEC"), assuming QWES.COM were subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended, pursuant to the requirements of the Exchange Act as "material contracts" ((i) and (ii) being collectively referred to as the "QWES.COM Material Contracts"). Neither QWES.COM nor any of its subsidiaries is a party to any oral contract, agreement or other arrangement which, if reduced to written form, would be required to be listed in Schedule 2.09(a).

     (b) QWES.COM Material Contracts set forth the entire arrangement and understanding between QWES.COM and its subsidiaries and the respective third parties with respect to the subject matter thereof, and, except as indicated on
Schedule 2.09(a), there have been no material amendments or side or supplemental arrangements to or in respect of any QWES.COM Material Contract. QWES.COM has made available for review by NMS and its representatives true and correct copies of all QWES.COM Material Contracts as currently in effect, and will furnish any further information that NMS may reasonably request in connection therewith. To the knowledge of QWES.COM, each QWES.COM Material Contract is valid and in full force and effect and QWES.COM and its subsidiaries have each performed all material obligations required to be performed thereunder. Except as set forth on Schedule 2.09(b), QWES.COM and its subsidiaries are not in default under or in breach or violation of any material term of any QWES.COM Material Contract and, to the knowledge of QWES.COM, no third party is in default under any material provision of any QWES.COM Material Contract, except, in each such case, for such defaults, breaches or violations which would not, individually or in the aggregate, have a material adverse effect on QWES.COM.

      SECTION 2.10.       Accounts Receivable and Notes Receivable.

     (a) The accounts receivable of QWES.COM reflected on the QWES.COM Balance Sheet are bona fide claims against debtors and, to the knowledge of QWES.COM, are collectible in full in the ordinary course of business subject to any amounts reserved on said balance sheet for doubtful accounts, except for any amounts the failure of which to collect would not have, individually or in the aggregate, a material adverse effect on QWES.COM.

     (b) The notes receivable of QWES.COM set forth on Schedule 2.10(b) have an aggregate principal amount outstanding equal to $65,448.48, are bona fide claims against debtors and, to the knowledge of QWES.COM, are collectible in full in the ordinary course of business subject to any amounts reserved on said balance sheet for doubtful accounts, except for any amounts the failure of which to collect would not have, individually or in the aggregate, a material adverse effect on QWES.COM.

      SECTION 2.11. No Undisclosed Liabilities. Except as set forth on Schedule 2.11, neither QWES.COM nor any of its subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) which are, in the aggregate, material to the business, operations or financial condition of QWES.COM and its subsidiaries, taken as a whole, except (a) liabilities adequately provided for in the QWES.COM Balance Sheet, (b) contractual liabilities incurred in the ordinary course of business and not required under GAAP to be reflected on the QWES.COM Balance Sheet, (c) liabilities incurred in connection with this Agreement, and (d) other liabilities not in excess of $100,000 incurred since September 30, 1999 in the ordinary course of business.

      SECTION 2.12. Absence of Litigation. Except as set forth on Schedule 2.12, there are no claims, actions, suits, proceedings or investigations pending or, to the knowledge of QWES.COM, overtly threatened against QWES.COM or any of its subsidiaries, or any properties or rights of QWES.COM or any of its subsidiaries, before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign, that, individually or in the aggregate, could have a material adverse effect upon QWES.COM.

      SECTION 2.13.  Employee Benefit Plans; Employment Agreements.

     (a) Schedule 2.13(a) sets forth a true and complete list of all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and any other bonus, stock option, stock right, stock appreciation right, stock purchase, incentive compensation, deferred compensation, supplemental retirement, severance, salary continuation, death benefit, hospitalization, medical, dental, vision, life insurance, disability, tuition, education or legal assistance, dependent care assistance, day care, cafeteria, and other similar fringe or employee benefit plans, programs or arrangements, and any current or former employment or executive compensation or severance agreements, written or otherwise, (i) which are for the benefit of, or relating to, any employee of QWES.COM, any trade or business (whether or not incorporated) which is a member of a controlled group including QWES.COM or which is under common control with QWES.COM within the meaning of
Section 414 of the Code (each an "ERISA Affiliate"), or any subsidiary of QWES.COM, (ii) which are currently maintained, administered, or contributed to by QWES.COM or any ERISA Affiliate, or (iii) under which QWES.COM or any ERISA Affiliate has any present or future obligations (including each plan with respect to which QWES.COM or an ERISA Affiliate could incur liability under
Section 4069 (if such plan has been or were terminated) or Section 4212(c) of ERISA (together, the "Employee Plans"), excluding agreements with former employees under which QWES.COM and its subsidiaries have no remaining obligations.

     A true and complete copy of each such written Employee Plan, including each amendment thereto and any trust agreement, insurance contract, collective bargaining agreement, or other funding or investment arrangements for the benefits under such Employee Plan, has been delivered to NMS. In addition, with respect to each Employee Plan which is an employee benefit plan as defined in
Section 3(3) of ERISA, QWES.COM has delivered to NMS the three most recently filed Forms 5500, an accurate summary plan description (including any summary of material modifications), the most recent IRS determination letter, if applicable, and all other material employee communications with respect to each such Employee Plan.

     (b) Except as set forth on Schedule 2.13(b):
                                ----------------

          (i) none of the Employee Plans (A) promises or provides (or previously promised or provided) retiree medical or other retiree welfare benefits to any person, except as required in Section 4980B of the Code (nor has QWES.COM or any ERISA Affiliate ever maintained such a plan), (B) is subject to Title IV of ERISA or the funding requirements of Section 412 of the Code, or (C) is a "multiemployer plan" as such term is defined in Section 3(37) of ERISA;

          (ii) to QWES.COM's knowledge, there has been no non-exempt "prohibited transaction," as such term is defined in Section 406 of ERISA or
          Section 4975 of
          the Code, with respect to any Employee Plan, which could result, directly or indirectly, in any material liability of QWES.COM or any of its subsidiaries;

          (iii) all Employee Plans have been maintained and operated, and currently are, in compliance in all material respects with their terms, all material requirements prescribed by any and all statutes (including ERISA and the Code), orders, or governmental rules and regulations in effect with respect thereto (including all applicable requirements for notification to participants or the Department of Labor, Internal Revenue Service (the "IRS") or Secretary of the Treasury), and QWES.COM and its subsidiaries have performed all material obligations required to be performed by them under, are not in any material respect in default under or violation of, and have no knowledge of any material default or violation by any other party to, any of the Employee Plans;

          (iv) each Employee Plan intended to qualify under Section 401(a) or
          Section 403(a) of the Code and each trust intended to qualify under
          Section 501(a) of the Code is the subject of a favorable determination letter from the IRS, a copy of which has been delivered to NMS, and nothing has occurred which may reasonably be expected to impair such determination or otherwise adversely affect the tax-qualified status of the Employee Plan;

          (v) neither QWES.COM nor any ERISA Affiliate has incurred, nor reasonably expects to incur, any liability under Title IV of ERISA (other than liability for premium payments to the Pension Benefit Guaranty Corporation arising in the ordinary course);

          (vi) there has been no amendment to, written interpretation of or announcement (whether or not written) by QWES.COM or any of its ERISA Affiliates relating to, or change in employee participation, coverage or benefits under, any Employee Plan that would increase materially the expense of maintaining such Employee Plan above the level of the expense incurred in respect thereof for the fiscal year ended prior to the date hereof;

          (vii) there is no contract, agreement, plan or arrangement covering any employee, former employee, director or agent of QWES.COM or any ERISA Affiliate that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the Code;

          (viii) there has been no violation of (or tax incurred under) Section 4980B of the Code or Sections 601-609 of ERISA with respect to any Employee Plan that could result in any material liability;

          (ix) no employee, former employee, director or agent of QWES.COM will become entitled to any bonus, retirement, severance or similar benefit or enhanced or accelerated benefit as a result of the transactions contemplated hereby (either alone or upon the occurrence of any additional or subsequent events);

          (x) subject to the applicable requirements of ERISA, neither any provision of any Employee Plan nor any agreement with any employee nor any representation or course of conduct by or on behalf of QWES.COM would prevent the amendment or termination after the Effective Time of any Employee Plan without liability to QWES.COM, NMS or their respective affiliates;

          (xi) there is no suit, action, dispute, claim, arbitration or legal, administrative, or other proceeding or governmental investigation pending, or, to the best knowledge of QWES.COM, threatened, alleging any breach of the terms of any Employee Plan or of any fiduciary duties thereunder or violation of any applicable law with respect to any such Employee Plan where the foregoing would have a material adverse effect;

          (xii) no Employee Plan constitutes a "multiple employer welfare arrangement" within the meaning of Section 3(40) of ERISA;

          (xiii) with respect to any Employee Plan that is self-funded (in whole or in part), no material claims have been made that have not yet been paid and, to the best knowledge of QWES.COM, no injury, sickness, or other medical condition has been incurred with respect to which material claims may be made pursuant to such Employee Plan (such disclosure to include the amount thereof);

          (xiv) QWES.COM does not maintain or have any obligation to contribute to any "voluntary employees' beneficiary association" (within the meaning of Section 501(c)(9) of the Code) or other funding arrangement for the provision of welfare benefits (such disclosure to include the amount of any such funding);

          (xv) since January 1, 1980, neither QWES.COM nor any ERISA Affiliate has made or been obligated to make any contributions, or has otherwise participated in, any employee benefit plan which is a multiemployer plan as defined under Section 3(37) or Section 4001(a)(3) of ERISA.

     (c) Schedule 2.13(c) sets forth a true and complete summary of the number of outstanding options to purchase QWES.COM Common Stock as of the date hereof. A true and complete list of each outstanding option to purchase QWES.COM common stock as of the date hereof, together with the identity of the holder of such option, the number of shares of QWES.COM Common Stock subject to such option, the date of grant of such option, the extent to which such option is or will become vested, the option price of such option (to the extent determined as of the date hereof), whether such option is intended to qualify as an incentive stock option within the meaning of Section 422(b) of the Code (an "ISO"), and the expiration date of such option has been delivered by QWES.COM to NMS prior to the date hereof. Schedule 2.13(c) also sets forth the total number of such ISOs and such nonstatutory options.

     (d) QWES.COM has made available for review by NMS and its representatives and Schedule 2.13(d) sets forth a list of (i) (A) the names and positions of all of the employees and officers of QWES.COM and (B) the names of all of the consultants of QWES.COM since April 3, 1998; (ii) true and complete copies of all employment agreements with officers and Directors of QWES.COM; (iii) true and complete copies of all agreements with consultants since April 3, 1998; (iv) a schedule listing all officers of QWES.COM who have executed a non-competition agreement with QWES.COM; (v) true and complete copies of all severance agreements, programs and policies of QWES.COM with or relating to its employees, excluding programs and policies required to be maintained by law; and (vi) true and complete copies of all plans, programs, agreements and other arrangements of QWES.COM with or relating to its employees which contain change in control provisions.

      SECTION 2.14. Labor Matters. Except as set forth on Schedule 2.14, (i) there are no controversies pending or, to the knowledge of QWES.COM, threatened, between QWES.COM or its subsidiaries and any of their respective employees, which controversies would have a material adverse effect upon QWES.COM; (ii) neither QWES.COM nor any of its subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by QWES.COM or its subsidiaries nor does QWES.COM or any of its subsidiaries know of any activities or proceedings of any labor union to organize any such employees; and (iii) neither QWES.COM nor any of its subsidiaries is subject to any strikes, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any employees of QWES.COM or any of its subsidiaries.

      SECTION 2.15. Restrictions on Business Activities. Except for this Agreement or as set forth on Schedule 2.15, there is no material agreement, judgment, injunction, order or decree binding upon QWES.COM or any of its subsidiaries which has or could reasonably be expected to have the effect of prohibiting or impairing any material business practice of QWES.COM or any of its subsidiaries, the acquisition of property by QWES.COM or any of its subsidiaries or the conduct of business by QWES.COM or any of its subsidiaries as currently conducted or as proposed to be conducted by QWES.COM.

      SECTION 2.16.  Real Property.

     (a) QWES.COM does not own any interest in real property, and the shares of QWES.COM Capital Stock do not constitute "United States Real Property Interests" as such term is defined in Section 897(c) of the Code.

     (b) Schedule 2.16(b) describes each interest in real property leased by QWES.COM and its subsidiaries, including the location and a brief description thereof, the lessor of such leased property and the principal terms of each lease or any other arrangement under which such property is leased. QWES.COM and its subsidiaries enjoy peaceful and quiet possession of their respective leased premises in all material respects and have not received any notice asserting the existence of a default under any such leasehold and are not aware of any default by the landlord of any such leased premises of any material term of the applicable lease.

      SECTION 2.17.  Taxes.

     (a) For purposes of this Agreement, "Tax" or "Taxes" shall mean any federal, state, local or foreign taxes, fees, levies, duties, tariffs, imposts and governmental impositions or charges of any kind in the nature of taxes, including (without limitation) (i) income, franchise, profits, gross receipts, ad valorem, net worth, value added, sales, use, service, real or personal property, special assessments, capital stock, license, payroll, withholding, estimated, employment, social security, workers' compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes, and (ii) interest, penalties, and additions to tax imposed with respect thereto; and "Tax Returns" shall mean returns, reports, declarations, information statements, refund claims, amended returns, or other statements with respect to Taxes and schedules and attachments thereto, including, without limitation, consolidated, combined and unitary tax returns.

     (b) Except as set forth on Schedule 2.17(b), QWES.COM and its subsidiaries have timely filed all Tax Returns required to be filed by them, and QWES.COM and its subsidiaries have paid and discharged all material Taxes due in connection with or with respect to the filing of all Tax Returns and have paid all other material Taxes when due, and there are no other Taxes that would be due if asserted by a taxing authority, except such as are being contested in good faith by appropriate proceedings (to the extent that any such proceedings are required) and with respect to which QWES.COM is maintaining reserves to the extent currently required in all respects adequate for their payment. As of the time of filing, all Tax Returns were (and, as to Tax Returns not filed as of the date hereof, will be) complete and correct in all material respects. QWES.COM and its subsidiaries have complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and have timely withheld from employee wages or other payments to creditors or independent contractors and paid over to the proper governmental authorities all amounts required to be so withheld and paid over. Except as set forth on
Schedule 2.17(b) no notice of claim has ever been made by a government authority in a jurisdiction where QWES.COM does not file Returns that it is or may be subject to Taxes in that jurisdiction. QWES.COM and each of its subsidiaries have disclosed to the relevant taxing authority any position taken where the failure to make such disclosure would enable the taxing authority to subject such person to penalties or additions to tax that would have a material adverse effect upon QWES.COM. Neither the IRS nor any other taxing authority or agency is now asserting or, to QWES.COM's knowledge, is threatening to assert against QWES.COM or any of its subsidiaries any deficiency or claim for additional Taxes other than additional Taxes with respect to which an adequate reserve (in conformity with GAAP) has been established, as set forth in the QWES.COM Financial Statements. Neither QWES.COM nor any of its subsidiaries is currently being audited by any taxing authority. There are no Tax liens on any assets of QWES.COM or any of its subsidiaries. No extension or waiver of a statute of limitations or assessment of Taxes is currently in effect for QWES.COM or any of its subsidiaries. The accruals and reserves for Taxes reflected in QWES.COM Balance Sheet are in all material respects adequate to cover all Taxes accruable and unpaid through the date thereof (including interest and penalties, if any, thereon and Taxes being contested) in accordance with GAAP, consistently applied with past practice. Neither QWES.COM nor any of its subsidiaries is required to include in income (i) any amount in respect of any adjustment under Sections 263A or 481 of the Code, or (ii) any installment sale gain. QWES.COM is not a party to any joint venture, partnership, or other arrangement or contract treated as a partnership for Federal income tax purposes. No material issues have been raised by the relevant taxing authorities on audit that are of a recurring nature and that would have an effect upon the Taxes of QWES.COM or any of its subsidiaries. QWES.COM has made available for inspection all Tax Returns of QWES.COM and its subsidiaries for which the applicable statute of limitations has not expired. All material elections with respect to Taxes affecting QWES.COM or its subsidiaries as of the date hereof are set forth on Schedule 2.17(b).

     (c) Except as set forth on Schedule 2.17(c), neither QWES.COM nor any of its subsidiaries is a party to any agreement, contract or arrangement, including this Agreement, that may result, separately or in the aggregate, in the payment of any "excess parachute payment" within the meaning of Section 280G of the Code. Neither QWES.COM nor any of its subsidiaries owns stock in a passive foreign investment company within the meaning of Section 1296 of the Code. None of QWES.COM or its subsidiaries has filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of any asset owned by QWES.COM or any of its subsidiaries. Except as set forth on Schedule 2.17(c), no property used by QWES.COM or its subsidiaries is property that QWES.COM or any such subsidiary is or will be required to treat as being owned by another person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954 as it existed prior to the enactment of the Tax Reform Act of 1986 or is "tax-exempt use property" within the meaning of
Section 168(h) of the Code. Neither QWES.COM nor any of its subsidiaries is obligated under any agreement with respect to industrial development bonds or other obligations with respect to which the excludability from gross income of the holder for Federal or state income tax purposes could be affected by the transactions contemplated hereunder. Neither QWES.COM nor any of its subsidiaries has entered into any intercompany transaction within the meaning of
Section 1.1502 13(b)(1) of the United States Treasury Regulations as to which deferred gains or loss has not been restored. No excess loss account within the meaning of Section 1.1502 19(a)(2) of the United States Treasury Regulations exists with respect to the stock of any of its subsidiaries. Neither QWES.COM nor any of its subsidiaries owns any property of a character, the indirect transfer of which, pursuant to the transactions contemplated by this Agreement would give rise to any documentary, stamp or other transfer tax. Except as set forth on Schedule 2.17(b), the transactions contemplated herein are not subject to the tax withholding provisions of Section 3406 of the Code, or of Subchapter A of Chapter 3 of the Code, or of any other provision of law. Except as set forth on Schedule 2.17(b), QWES.COM does not have and has not had a branch in any foreign country. QWES.COM has provided to NMS or its representatives copies of all tax allocation or tax sharing agreements to which it is a party, all of which are listed on Schedule 2.17(b), and QWES.COM is not liable for the Taxes of any other person or entity under United States Treasury Regulation Section 1.1502-6 (or any similar provision of state, foreign or local law), or as a transferee or successor, or by contract, or otherwise, except for Taxes of any subsidiaries that are members at the time of closing of an affiliated group within the meaning of Section 1504(a) of which QWES.COM is the common parent or Taxes which, in the aggregate, are not expected to be a material amount.

     (d) The Merger is intended to qualify as a reorganization under Section 368(a)(1)(A) of the Code. In respect thereof, the following representations are made: (i) the liabilities of QWES.COM to be assumed by NMS and the liabilities to which the transferred assets of QWES.COM are subject were incurred by QWES.COM in the ordinary course of business; (ii) QWES.COM is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of
Section 368(a)(3)(A) of the Code; (iii) QWES.COM continues to operate at least one significant historic business line, or owns at least a significant portion of its historic business assets, in each case within the meaning of Section 1.368-1(d) of the United States Treasury Regulations; and (iv) QWES.COM is not an "investment company" as defined in Section 368 (a) (2) (F) of the Code.

      SECTION 2.18. Environmental Matters. Except as set forth on Schedule 2.18, QWES.COM and each of its subsidiaries (i) have obtained all material applicable permits, licenses and other authorization which are required under Federal, state or local laws relating to pollution or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants or hazardous or toxic materials or wastes into ambient air, surface water, ground water or land or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants or hazardous or toxic materials or wastes by QWES.COM or its subsidiaries (or their respective agents); (ii) are in substantial compliance with all material terms and conditions of such required permits, licenses and authorization, and also are in substantial compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in such laws or contained in any regulation, code, plan, order, decree, judgment, notice or demand letter issued, entered, promulgated or approved thereunder; (iii) as of the date hereof, are not aware of nor have received notice of any event, condition, circumstance, activity, practice, incident, action or plan which would interfere with or prevent continued compliance with or which would give rise to any material common law or statutory liability, or otherwise form the basis of any claim, action, suit or proceeding, based on or resulting from QWES.COM's or any of its subsidiaries' (or any of their respective agent's) manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge or release into the environment, of any pollutant, contaminant or hazardous or toxic material or waste, and (iv) have taken all actions necessary under applicable requirements of Federal, state or local laws, rules or regulations to register any products or materials required to be registered by QWES.COM or its subsidiaries (or any of their respective agents) thereunder.

      SECTION 2.19. Brokers. No investment bank, broker or finder is entitled to any fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of QWES.COM.

      SECTION 2.20.  Intellectual Property.

     (a) QWES.COM has the right to use, sell, license and dispose of, has the right to bring actions for the infringement of, and, where necessary, has made timely and proper application for all Intellectual Property Rights (as defined below) employed in, necessary or required for the conduct of its business as presently conducted and as presently proposed to be conducted (such Intellectual Property Rights, collectively, the "QWES.COM Rights") and to the knowledge of QWES.COM such rights to use, sell, license, dispose of and bring actions are exclusive with respect to QWES.COM Rights developed or owned by QWES.COM and are sufficient for such conduct its business in the case of all other QWES.COM Rights. "Intellectual Property Rights" shall mean all industrial and intellectual property rights, including without limitation, patents, patent applications, patent rights, registered and unregistered trademarks, trademark applications, trade names, design marks, service marks, service mark applications, copyrights, copyright applications, mask works, licenses, skills, methods, know-how, trade secrets, proprietary processes, and formulae, all source and object code, algorithms, architecture, engineering and technical data, designs, drawings, layouts, display screens, inventions, development tools and all documentation and media constituting, describing or relating to the above, manuals, memoranda and records. Schedule 2.20(a) sets forth a true and complete list (without extensive or revealing descriptions) of all Intellectual Property Rights and any applications therefor owned by QWES.COM and its subsidiaries, including the respective registration or application numbers and the names of all registered owners.

     (b) The execution, delivery and performance of this Agreement, the consummation of the Merger and the consummation of the other transactions contemplated hereby and thereby, will not breach, violate or conflict with any instrument or agreement governing any QWES.COM Rights, will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any QWES.COM Right or in any way impair the right of QWES.COM or the Surviving Corporation to use, sell, license or dispose of or bring any action for the infringement of, any QWES.COM Right or portion thereof. To the knowledge of QWES.COM, there are no licenses or other authorizations not possessed by QWES.COM which are required for the Surviving Corporation to utilize, modify, market and distribute QWES.COM's current products and any products currently under development. Schedule 2.20(b) sets forth a true and complete list of all Intellectual Property Rights belonging to third parties ("Third Party Intellectual Property Rights") which are incorporated in, are, or form a part of, any QWES.COM product or which are used by QWES.COM in the development of such product. Schedule 2.20(b) sets forth a true and complete list of (i) all material licenses, sublicenses and other agreements as to which QWES.COM is a party and pursuant to which any person is authorized to use any QWES.COM Intellectual Property Right, and (ii) all material licenses, sublicenses and other agreements as to which QWES.COM is a party and pursuant to which QWES.COM is authorized to use any Third Party Intellectual Property Rights.

     (c) There are no royalties, honoraria, fees or other payments payable by QWES.COM to any third party by reason of the ownership, use, license sale or disposition of QWES.COM Rights.

     (d) The manufacture, marketing, license, sale or use of any product currently or proposed to be licensed or sold by QWES.COM or currently under development by QWES.COM, will not violate (in the case of any product under development, to the extent of its current state of development) any license or agreement with any third party or infringe any Intellectual Property Right of any other party; except as set forth on Schedule 2.20(d), there is no pending or, to the knowledge of QWES.COM, threatened claim or litigation contesting the validity, ownership or right to use, sell, license or dispose of any QWES.COM product or QWES.COM Right nor to the knowledge of QWES.COM, is there any basis for any such claim, nor has QWES.COM received any written notice asserting that any QWES.COM Right, QWES.COM product or the proposed use, sale, license or disposition thereof conflicts or will conflict with the rights of any other party, nor, to the best knowledge of QWES.COM, is there any basis for any such assertion.

     (e) Each current employee and consultant, each former employee and consultant and each other person involved in the development of any QWES.COM Right, QWES.COM'S current products or products under development ("QWES.COM Developer") has executed an agreement regarding confidentiality and proprietary information and assignment of inventions to QWES.COM, copies of which have been provided to NMS; to the knowledge of QWES.COM, none of the employees or consultants of QWES.COM is in violation of such agreement; nor to the knowledge of QWES.COM, is any current employee or consultant obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would materially impair such individual's ability to perform his duties as an employee or consultant of QWES.COM or that would conflict in any material respect with QWES.COM's business as conducted or as proposed to be conducted or that would prevent any such employee or consultant from assigning inventions to QWES.COM. Schedule 2.20(e) sets forth a true and complete list of all QWES.COM Developers.

     (f) Except as set forth on Schedule 2.20(f), all copies of the source code for QWES.COM Software (as defined below) are in QWES.COM's possession and control and no officers, employees, agents or actual or potential customers of QWES.COM, or any other third party, have any rights to or possess such source code.

     (g) QWES.COM has taken reasonable and appropriate actions to protect the secrecy and confidentiality of the QWES.COM Rights. To the knowledge of QWES.COM, QWES.COM Rights are presently protectable and are not part of the public domain or literature, nor have they been used, divulged or appropriated for the benefit of any past or present employees or other persons, or to the detriment of QWES.COM.

      SECTION 2.21.  Interested Party Transactions.  Except as set forth on
Schedule 2.21, no event has occurred that would be required to be reported as a Certain Relationship or Related Transaction, pursuant to Item 404 of Regulation S-K promulgated by the SEC.

      SECTION 2.22. Insurance. QWES.COM and its business, properties and/or employees are insured under the insurance policies set forth on Schedule 2.22, all of which are valid and in full force.

      SECTION 2.23. Vote Required. The affirmative votes of the holders of at least a majority of the outstanding shares of QWES.COM Capital Stock voting as a single class and at least a majority of the outstanding shares of QWES.COM Preferred Stock voting as a separate class are the only votes of the holders of any class or series of QWES.COM's capital stock necessary under its Articles of Incorporation and By-laws to approve the Merger and the other transactions contemplated hereby.

      SECTION 2.24. Pooling Matters. Neither QWES.COM nor any of its subsidiaries or affiliates has, to QWES.COM's knowledge and based upon consultation with its independent certified public accountants, taken or agreed to take any action that (without giving effect to any action taken or agreed to be taken by NMS or any of its affiliates) would affect the ability of NMS to account for the business combination to be effected by the Merger as a pooling of interests.

      SECTION 2.25. Accredited Investors. Not more than 35 of the holders of record of the QWES.COM Common Stock, QWES.COM Preferred Stock, QWES.COM Options and QWES.COM Warrants, as set forth on Schedule 2.02 and Schedule 2.13(c), do not meet the definition of the term "accredited investor" as such term is defined in the Securities Act.

      SECTION 2.26. Other Negotiations. Except as set forth in Schedule 2.26, QWES.COM is not actively engaged in discussions or negotiations with any person or persons with respect to, and has not solicited or furnished any information to any person or persons who, to QWES.COM's knowledge, is currently contemplating negotiations or an offer regarding, a consolidation or merger or other business combination, recapitalization, liquidation, or similar transaction, or any other transaction which could be conditioned upon, or otherwise require, the termination of this Agreement.

      SECTION 2.27. Full Disclosure. No statement contained in this Agreement or in any certificate or schedule furnished or to be furnished by or on behalf of QWES.COM or its subsidiaries to NMS pursuant to this Agreement, taken in the context of the entire Agreement, contains any untrue statement of a material fact or omits to state any material fact necessary, in the light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.


                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES
                         ------------------------------
                         OF NMS AND THE ACQUISITION SUB
                         ------------------------------

     NMS and the Acquisition Sub hereby jointly and severally represent and warrant to QWES.COM that the following are true and complete as of the date hereof:

     SECTION 3.01.  Organization.
                    ------------

     (a) Each of NMS and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has full corporate power and authority to own, lease and operate its properties and to carry on its business as such business is now conducted and proposed to be conducted, except where the failure to do so would not, individually or in the aggregate, have a material adverse effect on NMS. The copies of the Certificate of Incorporation of NMS, certified by the Secretary of State of The State of Delaware, and the By-laws of NMS which have been delivered to QWES.COM by NMS, and the copies of the Articles of Incorporation of the Acquisition Sub, certified by the Secretary of State of The State of California, and the By-laws of the Acquisition Sub which have been delivered to QWES.COM by NMS, are true and complete copies thereof.

     (b) Subsidiaries. Except as set forth in the NMS SEC Reports, NMS has no subsidiaries and does not, directly or indirectly, own or have the contractual right or obligation to acquire any equity interest in any other corporation, partnership, joint venture, trust or other business organization. NMS is the record and beneficial owner of all of the capital stock of each of the corporations listed in the NMS SEC Reports. There are no outstanding options, warrants, convertible or exchangeable securities or other rights that would obligate NMS to issue shares of capital stock in any of its subsidiaries. All shares of the capital stock of NMS's subsidiaries are duly authorized, validly issued, fully paid and non-assessable, and all of such shares are owned by NMS free and clear of all security interests, liens, claims, pledges, agreements, limitations of NMS's voting rights, charges or other encumbrances of any nature whatsoever. Except as disclosed in the NMS SEC Reports, NMS has not made any investment in, loan to, or advance of cash or other extension of credit to any person, other than in the ordinary course of its business.

      SECTION 3.02. Capitalization. The authorized capital stock of NMS consists of 45,000,000 shares of NMS Common Stock, of which 11,236,912 are currently issued and outstanding and 3,000,000 shares of preferred stock, $.05 par value, of which none are issued and outstanding. All of the outstanding shares of capital stock of NMS have been duly authorized, are validly issued, fully paid and non-assessable, and the holders thereof are not entitled to cumulative voting rights or preemptive rights. Except as set forth on Schedule 3.02, there are no outstanding options to purchase or warrants, privileges or rights to subscribe to or purchase any shares of NMS's capital stock or securities issued by NMS convertible into or exchangeable for shares of NMS's capital stock or other securities of NMS or commitments or understandings to issue any additional shares or options, warrants, privileges or rights to subscribe for shares of NMS's capital stock. The shares of NMS Common Stock to be delivered to the holders of QWES.COM Capital Stock and QWES.COM ISOs will be validly issued, fully paid and non-assessable, and the shares of NMS Common Stock to be issued upon exercise of the QWES.COM Nonstatutory Options and QWES.COM Warrants will be validly issued, fully paid and non-assessable.

      SECTION 3.03. Qualification in Foreign Jurisdictions. NMS and each of its subsidiaries is duly qualified or licensed and in good standing as a foreign corporation duly authorized to do business in each jurisdiction in which the character of the properties owned or leased or the nature of the activities conducted by it makes such qualification or licensing necessary, except for any jurisdiction(s) in which the failure to so qualify would not have a material adverse effect upon NMS.

      SECTION 3.04. Authority Relative to this Agreement. Each of NMS and the Acquisition Sub has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by NMS and the Acquisition Sub and the consummation by NMS and the Acquisition Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of NMS or the Acquisition Sub are necessary to authorize this Agreement or to consummate the transactions so contemplated. The Board of Directors of NMS has determined that it is advisable and in the best interest of NMS's stockholders for NMS to enter into a strategic business combination with QWES.COM upon the terms and subject to the conditions of this Agreement. This Agreement has been duly and validly executed and delivered by NMS and the Acquisition Sub and, assuming the due authorization, execution and delivery by QWES.COM, constitutes a legal, valid and binding obligation of each of NMS and the Acquisition Sub, enforceable in accordance with its terms.

      SECTION 3.05.  No Conflict: Required Filings and Consents.

     (a) The execution and delivery of this Agreement by NMS and the Acquisition Sub does not, and the performance of this Agreement by NMS and the Acquisition Sub will not, (i) conflict with or violate the Certificate of Incorporation or By-laws of NMS or the Acquisition Sub; (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to NMS or any of its subsidiaries or by which any of their respective properties is bound or affected; (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default), or impair NMS's or any of its subsidiaries' rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material contract of NMS; or (iv) result in the creation of a lien or encumbrance on any of the properties or assets of NMS or any of its subsidiaries pursuant to, any note, bond mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which NMS or any of its subsidiaries is a party or by which NMS or any of its subsidiaries, or any of their respective properties, is bound or affected, except in the case of clauses (ii), (iii) and (iv) for such breaches, defaults or other occurrences that would not, individually or in the aggregate, have a material adverse effect upon NMS.

     (b) The execution and delivery of this Agreement by NMS and the Acquisition Sub does not, and the performance of this Agreement and the transactions contemplated hereby by NMS and the Acquisition Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, state securities laws and the filing and recordation of appropriate merger or other documents as required by the California Law, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the Merger, or otherwise prevent or delay either of NMS or the Acquisition Sub from performing its obligations under this Agreement, or would not otherwise have a material adverse effect on NMS.

      SECTION 3.06. SEC Filings. NMS has made available to QWES.COM true and complete copies of (i) its Annual Reports on Form 10-K for the fiscal years ended December 31, 1997 and 1998, respectively, (ii) its Quarterly Reports on Form 10-Q for the periods ended March 31, June 30, and September 30, 1999, (iii) all proxy statements relating to NMS's meetings of stockholders (whether annual or special) held since June 1, 1998, (iv) its Annual Report to Stockholders for the fiscal year ended December 31, 1998, (v) all other reports (other than those on Form 10-Q filed prior to December 31, 1998) or registration statements filed by NMS with the SEC since June 1, 1998, and (vi) all amendments, supplements and exhibits (including, without duplication, exhibits incorporated by reference) to all such reports and registration statements (collectively, the "NMS SEC Reports"). The NMS SEC Reports (i) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and
(ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statement therein, in the light of the circumstances under which they were made, not misleading. None of NMS's subsidiaries is required to file any forms, reports or other documents with the SEC.

      SECTION 3.07. Financial Statements. Each of the consolidated financial statements (including, in each case, any notes thereto) contained in or incorporated by reference into the NMS SEC Reports was prepared in accordance with SEC requirements and such consolidated financial statements (including the notes thereto) were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and each fairly presented in all material respects the consolidated financial position of NMS and its subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which are not in the aggregate material in amount.

      SECTION 3.08. Absence of Certain Changes or Events. Except as set forth on Schedule 3.08, since September 30, 1999, NMS has conducted its business in the ordinary course and there has not occurred: (i) any damage to, destruction or loss of any assets of NMS or its subsidiaries, (whether or not covered by insurance) that could have a material adverse effect upon NMS; (ii) any change by NMS in its accounting methods, principles or practices, (iii) any revaluation by NMS of any of its assets, including, without limitation, the writing down of the value of capitalized software or inventory or the writing off of promissory notes or accounts receivable other than in the ordinary course of business in amounts that would not individually or in the aggregate have a material adverse effect on NMS or as reflected in the financial statements incorporated by references in the NMS SEC Reports, (iv) any sale of a material amount of property or assets of NMS or its subsidiaries, or (v) any event, circumstance or condition relating specifically to NMS or any subsidiary (rather than to general economic conditions or generally to the industries in which they operate) which materially and adversely affects or is likely to materially and adversely affect NMS and its subsidiaries, taken as a whole.

      SECTION 3.09. No Undisclosed Liabilities. Neither NMS nor any of its subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) which are, in the aggregate, material to the business, operations or financial condition of NMS and its subsidiaries, taken as a whole, except (a) liabilities adequately provided for in the NMS SEC Reports, (b) contractual liabilities incurred in the ordinary course of business and not required under GAAP to be reflected in the financial statements incorporated by reference in the NMS SEC Reports, (c) liabilities incurred in connection with this Agreement, or (d) other liabilities incurred since September 30, 1999 in the ordinary course of business.

      SECTION 3.10. Absence of Litigation. Except as set forth in the NMS SEC Reports, there are no claims, actions, suits, proceedings or investigations pending or, to the knowledge of NMS, overtly threatened against NMS or any of its subsidiaries, or any properties or rights of NMS or any of its subsidiaries, before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign, that, individually or in the aggregate, could have a material adverse effect upon NMS.

      SECTION 3.11. Taxes. The Merger is intended to qualify as a reorganization under Section 368(a)(1)(A) of the Code. In respect thereof, the following representations are made: (i) NMS has no plan or intention to reacquire, directly or indirectly, any of its stock issued in the Merger; (ii) NMS has no plan or intention to sell or otherwise dispose of or to cause QWES.COM to sell or otherwise dispose of any of the assets of QWES.COM acquired in the Merger, except for dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)(C) of the Code; (iii) following the Merger, NMS will continue the historic business of QWES.COM or use a significant portion of QWES.COM's historic business assets in a business; (iv) the payment of cash in lieu of fractional shares of NMS stock is solely for the purpose of avoiding the expense and inconvenience to NMS of issuing fractional shares and does not represent separately bargained for consideration; (v) the total cash consideration to be paid in the Merger to the QWES.COM stockholders instead of issuing fractional shares of NMS stock will not exceed one percent of the total consideration that will be issued in the Merger to the QWES.COM shareholders in exchange for their Shares; (vi) NMS will pay the expenses incurred in connection with the Merger which is allocated to it pursuant to Section 7.03, if any; (vii) there is no intercorporate indebtedness existing between QWES.COM and NMS that was issued, acquired or will be settled at a discount; (viii) NMS is not an "investment company" as defined in Section 368(a)(2)(F) of the Code; (ix) NMS has no plan or intention to take any action that would result in NMS losing control of QWES.COM within the meaning of Section 368(c) of the Code; (x) immediately prior to and at the Effective Time, NMS will be in control of Acquisition Sub within the meaning of Section 368(c) of the Code; and (xi) neither NMS nor Acquisition Sub is under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

      SECTION 3.12. Vote Required. No vote of the holders of any class or series of NMS's capital stock is necessary under applicable law or rules of the National Association of Securities Dealers, Inc. to approve the Merger and the other transactions contemplated hereby.

      SECTION 3.13. Pooling Matters. Neither NMS nor any of its subsidiaries or affiliates has, to NMS's knowledge and based upon consultation with its independent certified public accountants, taken or agreed to take any action that (without giving effect to any action taken or agreed to be taken by QWES.COM or any of its affiliates) would affect the ability of NMS to account for the business combination to be effected by the Merger as a pooling of interests.

      SECTION 3.14. Interim Operations of Acquisition Sub. The Acquisition Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

      SECTION 3.15. Full Disclosure. No statement contained in this Agreement or in any certificate or schedule furnished or to be furnished by or on behalf of NMS or its subsidiaries to QWES.COM pursuant to this Agreement, taken in the context of the entire Agreement, contains any untrue statement of a material fact or omits to state any material fact necessary, in the light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.

                                   ARTICLE IV

                     CONDUCT OF BUSINESS PENDING THE MERGER
                     --------------------------------------


     SECTION 4.01. Conduct of Business by QWES.COM Pending the Merger. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, unless NMS shall otherwise agree in writing, QWES.COM shall conduct its business and shall cause the businesses of its subsidiaries to be conducted only in, and each of QWES.COM and its subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice; and QWES.COM shall use reasonable efforts to preserve the business organization of it and its subsidiaries, to keep available the services of the present officers, key employees and consultants of it and its subsidiaries and to preserve the present relationships of it and its subsidiaries with customers, suppliers and other persons with which it or any of its subsidiaries has significant business relations. By way of amplification and not limitation, except as contemplated by this Agreement, neither QWES.COM nor any of its subsidiaries shall, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time do, or propose to do, any of the following without the prior written consent of NMS:

     (a) amend or otherwise change its Articles or Certificate of Incorporation or By-laws;

     (b) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class (other than the sale or issuance of common stock upon the exercise of outstanding options listed on Schedule 2.03 or Schedule 2.13(c) hereto or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including, without limitation, any phantom interest) of QWES.COM, or any of its subsidiaries (other than grants of employee stock options pursuant to existing stock option plans consistent with past practice);

     (c) sell, pledge, dispose of or encumber any of its assets or any assets of its subsidiaries, except for (i) sales of products (or licenses thereto) and services in the ordinary course of business consistent with past practice, (ii) dispositions of obsolete or worthless assets, and (iii) sales of immaterial assets not in excess of $5,000 in the aggregate;

     (d) alter the price or accelerate, amend or change the period (or permit any acceleration, amendment or change) of exercisability of options or restricted stock granted under the Employee Plans (including stock option plans) or authorize cash payments in exchange for any options granted under any of such plans;

     (e) (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, except that a wholly owned subsidiary of QWES.COM may declare and pay a dividend to QWES.COM, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (iii) amend the terms of, repurchase, redeem or otherwise acquire, or permit any subsidiary to repurchase, redeem or otherwise acquire, any of its securities or any securities of its subsidiaries, or propose to do any of the foregoing;

     (f) sell, transfer, license, sublicense or otherwise dispose of any QWES.COM Intellectual Property Rights, or amend or modify any existing agreements with respect to any QWES.COM Intellectual Property Rights, or Third Party Intellectual Property Rights, other than nonexclusive licenses of commercial products in the ordinary course of business;

     (g) (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof; (ii) except as set forth on Schedule 4.01(g)(ii), incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee (other than guarantees of bank debt of such party's subsidiaries entered into in the ordinary course of business) or endorse or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans or advances; (iii) enter into or amend any QWES.COM Material Contract;
(iv) authorize any capital expenditures or purchase of fixed assets which are, in the aggregate, in excess of $25,000 for QWES.COM and its subsidiaries taken as a whole; or (v) enter into or amend any contract, agreement, commitment or arrangement to effect any of the matters prohibited by this Section 4.01;

     (h) increase the compensation payable or to become payable to the officers or employees of QWES.COM or its subsidiaries, or grant any severance or termination pay to, or enter into any employment or severance agreement with any director, officer (except for officers who are terminated on an involuntary basis) or other employee of QWES.COM or any of its subsidiaries, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, stock purchase, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees, except, in each case, as may be required by law and except for ministerial updating of plans and trusts which does not affect the benefits thereunder;

     (i) take any action to change accounting policies or procedures (including, without limitation, procedures with respect to revenue recognition, the capitalization of software development costs, payments of accounts payable and collection of accounts receivable);

     (j) make any material tax election inconsistent with past practices or settle or compromise any material Federal, state, local or foreign tax liability or agree to an extension of a statute of limitations except to the extent the amount of any such settlement has been reserved for on the QWES.COM Balance Sheet;

     (k) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other then the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in the financial statements of QWES.COM or incurred in the ordinary course of business and consistent with past practice; or

     (l) take any action which would make any of the representations or warranties of QWES.COM contained in this Agreement materially untrue or incorrect or prevent such party from performing in all material respects or cause such party not to perform in all material respects its covenants hereunder.

      SECTION 4.02.  No Solicitation by QWES.COM.

     (a) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, QWES.COM shall not, directly or indirectly, through any officer, director, employee, representative or agent, or any of its subsidiaries, solicit, encourage, negotiate, approve or recommend any inquiries or proposals regarding any merger, sale of assets, sale of shares of capital stock (including without limitation by way of a tender offer) or similar transactions involving QWES.COM or any of its subsidiaries (any of the foregoing inquiries or proposals being referred to herein as an "Acquisition Proposal").

     (b) QWES.COM shall immediately notify NMS after receipt of any Acquisition Proposal or any request for nonpublic information relating to QWES.COM or any of its subsidiaries in connection with an Acquisition Proposal or for access to the properties, books or records of QWES.COM or any subsidiary by any person that informs the Board of Directors or officers of QWES.COM or such subsidiary that it intends to make, or has made, an Acquisition Proposal. Such notice to NMS shall be made orally and in writing and shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry or contact.

     (c) QWES.COM shall immediately cease and cause to be terminated any existing discussions or negotiations with any parties (other than with NMS) conducted heretofore with respect to any of the foregoing. QWES.COM shall not release any third party from any confidentiality or standstill agreement to which such QWES.COM is a party.

     (d) QWES.COM shall use reasonable efforts to ensure that the officers and directors of QWES.COM and its subsidiaries and any investment banker or other advisor or representative retained by QWES.COM are aware of, and comply with, the restrictions described in this Section 4.02.

                                    ARTICLE V

                              ADDITIONAL AGREEMENTS
                              ---------------------

      SECTION 5.01.  Stockholders' Meeting.   QWES.COM shall call and hold its
Stockholders' Meeting as promptly as practicable for the purpose of voting upon the approval of the Merger. QWES.COM shall solicit from its stockholders proxies in favor of the approval of the Merger, and subject to the applicable fiduciary duties of the directors of QWES.COM, as determined by such directors in good faith after consultation with and based upon the advice of legal counsel, shall take all other action necessary or advisable to secure the vote or consent of stockholders required by the California Law to obtain such approval.

      SECTION 5.02. Access to Information: Confidentiality. Upon reasonable notice and subject to restrictions contained in confidentiality agreements to which QWES.COM may be subject (from which QWES.COM shall each use reasonable efforts to be released), QWES.COM shall (and shall cause each of its subsidiaries to) afford to the officers, employees, accountants, counsel and other representatives of NMS, reasonable access, during the period prior to the Effective Time, to all of the properties, books, contracts, commitments and records of QWES.COM and, during such period, QWES.COM shall (and shall cause its subsidiaries to) furnish promptly to NMS all information concerning the business, properties and personnel of QWES.COM as NMS may reasonably request, and QWES.COM shall make available to NMS the appropriate individuals (including attorneys, accountants and other professionals) for discussion of the business, properties and personnel of QWES.COM as NMS may reasonably request.

      SECTION 5.03. Consents, Approvals. QWES.COM shall use reasonable efforts to obtain all consents, waivers, approvals, authorizations or orders (including, without limitation, all United States and foreign governmental and regulatory rulings and approvals), and QWES.COM shall make all filings (including, without limitation, all filings with United States and foreign governmental or regulatory agencies) required in connection with the authorization, execution and delivery of this Agreement by QWES.COM and the consummation by QWES.COM of the transactions contemplated hereby. QWES.COM shall furnish all information required to be included in any application or other filing to be made pursuant to the rules and regulations of any United States or foreign governmental body in connection with the transactions contemplated by this Agreement.

      SECTION 5.04. Nonstatutory Stock Options and Warrants. At the Effective Time, NMS shall assume all obligations under the QWES.COM Nonstatutory Options set forth on Schedule 2.13(c) and the QWES.COM Warrants set forth on Schedule
2.02 if and to the extent then outstanding, and the holders of the QWES.COM Nonstatutory Options and the QWES.COM Warrants thereafter shall have the right to acquire, on the same terms and conditions as are currently applicable under the QWES.COM Nonstatutory Option Agreements and the QWES.COM Warrants, respectively, the same number of shares of NMS Common Stock as the holders of the QWES.COM Nonstatutory Options and the QWES.COM Warrants would have been entitled to receive in the Merger had such holder exercised the QWES.COM Nonstatutory Options and the QWES.COM Warrants, as the case may be, in full immediately prior to the Effective Time (rounded downward to the nearest whole number), at the price per share (rounded downward to the nearest whole cent) equal to (y) the aggregate exercise price for the shares of QWES.COM Common Stock purchasable pursuant to each QWES.COM Nonstatutory Option or QWES.COM Warrant immediately prior to the Effective Time divided by (z) the number of full shares of NMS Common Stock deemed purchasable pursuant to such QWES.COM Nonstatutory Option or QWES.COM Warrant in accordance with the foregoing.

      SECTION 5.05. Compliance with Rule 506. QWES.COM shall furnish to each holder of record of the QWES.COM Common Stock, QWES.COM Preferred Stock, QWES.COM Options and QWES.COM Warrants, as set forth on Schedule 2.02 and
Schedule 2.13(c), such information as may be provided by NMS in order to comply with Rule 506 under the Securities Act.

      SECTION 5.06. Notification of Certain Matters. QWES.COM shall give prompt notice to NMS, and NMS shall give prompt notice to QWES.COM, of (i) the occurrence or non-occurrence of any event of which such party becomes aware and which would cause any representation or warranty made by the respective parties in this Agreement to be untrue or inaccurate, and (ii) any failure of QWES.COM or NMS, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.06 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice, and provided further, that failure to give such notice shall not be treated as a breach of covenant for the purposes of Sections 6.02(b) or 6.03(b) unless the failure to give such notice results in material prejudice to the other party.

      SECTION 5.07. Further Action/Tax Treatment. Upon the terms and subject to the conditions hereof, each of the parties hereto shall use reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable, and to the extent practicable, on or before December 31, 1999, the transactions contemplated by this Agreement, to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings, and to otherwise satisfy or cause to be satisfied all conditions precedent to its obligations under this Agreement. The foregoing covenant shall not include any obligation by NMS to agree to divest, abandon, license or take similar action with respect to any assets (tangible or intangible) of NMS or QWES.COM. Both NMS and QWES.COM shall each use reasonable efforts to cause the Merger to qualify, and will not (either before or after consummation of the Merger) take any actions which could prevent the Merger from qualifying, as a reorganization within the meaning of Section 368(a) of the Code.



      SECTION 5.08. Public Announcements. Neither QWES.COM nor any of the Major Stockholders shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written consent of NMS. NMS shall afford QWES.COM an opportunity to review and comment before issuing any press release or making any public announcement relating to the subject matter of this Agreement.

      SECTION 5.09.  Prospectus; Registration Statement.

     (a) NMS shall prepare and file with the SEC a registration statement on Form S-3 in connection with the registration under the Securities Act of one-third of the shares of NMS Common Stock issued to each holder of QWES. Common Stock pursuant to Section 1.07(c) and one-third of the shares of NMS Common Stock issued or issuable to each holder of a QWES.COM Warrant (together with the prospectus therefor, the "First Registration Statement"). NMS shall use commercially reasonable best efforts to cause the First Registration Statement to become effective as soon as practicable after the Holders (as such term is defined in the Stockholder Support Agreement) are permitted to sell their NMS Common Stock under the terms of the Stockholder Support Agreement and to maintain the effectiveness thereof for twelve months or, if a shorter period, until all shares registered and not sold thereunder may be sold without limitation pursuant to Rule 144 under the Securities Act.

     (b) NMS shall prepare and file with the SEC a registration statement on Form S-3 in connection with the registration under the Securities Act of the remainder of the shares of NMS Common Stock to be issued pursuant to Section 1.07(c) and issued or issuable pursuant to the QWES.COM Warrants, plus the Escrowed Shares distributed to the Holders (as defined in the Escrow Agreement) pursuant to the terms of the Escrow Agreement (together with the prospectus therefor, the "Second Registration Statement"). NMS shall use commerically reasonable best efforts to cause the Second Registration Statement to become effective within one year after the Effective Date.

     (c) NMS shall cause the First Registration Statement and the Second Registration Statement to comply in all material respects with the Securities Act, the Exchange Act and the rules and regulations thereunder. The obligations of NMS hereunder to file a registration statement and to maintain its effectiveness may be suspended for up to 120 calendar days in the aggregate if the Board of Directors of NMS shall have determined that the filing of such registration statement or the maintenance of its effectiveness would require premature disclosure of material nonpublic information that would materially and adversely affect NMS or otherwise interfere with or adversely affect any pending or proposed offering of securities of NMS or any other material transaction involving NMS.

     (d) NMS shall use commercially reasonable best efforts after the Effective Time to maintain the effectiveness of a registration statement under the Securities Act with respect to the issuance by NMS of shares of NMS Common Stock which may be issued pursuant to the QWES.COM Nonstatutory Options as provided for in Section 5.04.

      SECTION 5.10. Pooling Accounting Treatment. Neither QWES.COM nor NMS shall take any action which would adversely affect the ability to treat the Merger as a pooling of interests and QWES.COM and NMS shall take such actions as may be reasonably required to negate the impact of any past actions which would adversely affect the ability to treat the Merger as a pooling of interests.

      SECTION 5.11. Quotation of NMS Common Stock on Nasdaq. NMS shall cause the shares of NMS Common Stock issued as Merger Consideration to be approved for quotation on the Nasdaq National Market System.

      SECTION 5.12.  Employee Benefits.

     (a) With respect to each NMS Employee Plan, each QWES.COM employee whose employment is continued immediately after the Effective Time shall receive credit for all service performed for QWES.COM; such service credit shall apply for all purposes, including but not limited to, any vacation, sick time, insurance or other benefits and any eligibility requirements under any insurance policy or medical plan and any retirement plan.

     (b) As of the Effective Time, each QWES.COM employee whose employment is continued immediately after the Effective Time shall be enrolled in the NMS health insurance program or plan and shall be entitled to full benefits without restrictions, including but not limited to, preexisting condition restrictions, except to the extent that any such preexisting conditions caused restrictions to exist under health insurance programs or plans provided by QWES.COM prior to the Effective Time.

      SECTION 5.13. Non-Compete and Non-Solicitation Agreements. As of the Effective Time, NMS, QWES.COM and each of the employees of QWES.COM designated on Schedule 5.13 shall enter into a Non-Compete and Non-Solicitation Agreement substantially in the form of Exhibit 5.13 hereto.


                                   ARTICLE VI

                            CONDITIONS TO THE MERGER
                            ------------------------

      SECTION 6.01. Conditions to Obligation of NMS, the Acquisition Sub and QWES.COM to Effect the Merger. The respective obligations of NMS, the Acquisition Sub and QWES.COM to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

     (a) Stockholder Approval. The Agreement and the Merger shall have been approved by the requisite vote of the stockholders of QWES.COM and NMS in its capacity as the sole member of the Acquisition Sub.

     (b) No Injunctions or Restraints; Illegality. No temporary restraining order or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition (each an "Injunction") preventing the consummation of the Merger shall be in effect, nor shall any proceeding brought by any administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending; and there shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal.

      SECTION 6.02. Additional Conditions to Obligations of NMS and the Acquisition Sub. The obligations of NMS and the Acquisition Sub to effect the Merger are also subject to the following conditions:

     (a) Representations and Warranties. The representations and warranties of QWES.COM contained in this Agreement shall be true and correct in all material respects on and as of the Effective Time, except for (i) changes contemplated or permitted by this Agreement, (ii) those representations and warranties which address matters only as of a specified date (which shall remain true and correct as of such date), and (iii) where the failure to be true and correct would not have a material adverse effect upon QWES, and NMS shall have received a certificate to such effect at the closing signed by the President and Chief Financial Officer of QWES.COM.

     (b) Agreements and Covenants. QWES.COM shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by QWES.COM on or prior to the Effective Time, and NMS shall have received a certificate to such effect signed by the President and Chief Financial Officer of QWES.COM.

     (c) Consents Obtained. All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by QWES.COM for the authorization, execution and delivery of this Agreement and the consummation by it of the transactions contemplated hereby shall have been obtained and made by QWES.COM, except where the failure to receive such consents, waivers, etc. would not have a material adverse effect on QWES.COM, NMS or the Surviving Corporation.

     (d) Governmental Actions. There shall not have been instituted, pending or threatened any action or proceeding (or any investigation or other inquiry that might reasonably be expected to result in such an action or proceeding) by any governmental authority or administrative agency before any governmental authority, administrative agency or court of competent jurisdiction, nor shall there be in effect any judgment, decree or order of any governmental authority, administrative agency or court of competent jurisdiction, in either case, seeking to prohibit or limit the Surviving Corporation from exercising all material rights and privileges pertaining to its ownership of all or a material portion of the business or assets of QWES.COM or any of its subsidiaries, or seeking to compel the Surviving Corporation or any of its subsidiaries to dispose of or hold separate all or any material portion of the business or assets of QWES.COM or any of its subsidiaries, as a result of the Merger or the transactions contemplated by this Agreement.

     (e) Dissenting Shares. Not more than five percent of QWES.COM Common Stock shall constitute Dissenting Shares as of the Effective Time.

     (f) Non-Compete and Non-Solicitation Agreements. Each of the employees of QWES.COM, designated on Schedule 5.13 shall have duly executed a Non-Compete and Non-Solicitation Agreement substantially in the form of Exhibit 5.13.

     (g) Legal Opinion. NMS shall have received the written opinion of Stradling, Yocca, Carlson & Rauth, substantially in the form attached as Exhibit 6.02(g).

     (h) Pooling Letters. NMS shall have received a letter from Ernst & Young LLP, addressed to QWES.COM, and a letter from PriceWaterhouse Coopers LLP, addressed to NMS, regarding their concurrence with the respective conclusions of management of QWES.COM and NMS, as to the appropriateness of the pooling of interests accounting, under Accounting Principles Board Opinion No. 16 for the transactions contemplated hereby, it being agreed that QWES.COM and NMS shall each provide reasonable cooperation to Ernst & Young LLP and PriceWaterhouse Coopers LLP to enable them to issue such letters.

      SECTION 6.03. Additional Conditions to Obligation of QWES.COM. The obligation of QWES.COM to effect the Merger is also subject to the following conditions:

     (a) Representations and Warranties.   The representations and warranties of
NMS contained in this Agreement shall be true and correct in all material respects on and as of the Effective Time, except for (i) changes contemplated or permitted by this Agreement, (ii) those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date), and (iii) where the failure to be true and correct would not have a material adverse effect upon NMS, and QWES.COM shall have received a certificate to such effect signed by the President and Chief Financial Officer of NMS.

     (b) Agreements and Covenants. NMS shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by NMS on or prior to the Effective Time, and QWES.COM shall have received a certificate to such effect signed by the President and Chief Financial Officer of NMS.

     (c) Consents Obtained. All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by NMS for the authorization, execution and delivery of this Agreement and the consummation by NMS of the transactions contemplated hereby shall have been obtained and made by NMS, except where the failure to receive such consents, waivers, etc. would not have a material adverse effect on QWES.COM, NMS or the Surviving Corporation.

     (d) Legal Opinion. QWES.COM shall have received the written opinion of Choate, Hall & Stewart, substantially in the form of Exhibit 6.03(d).



                                   ARTICLE VII

                                   TERMINATION
                                   -----------

      SECTION 7.01. Termination. This Agreement may be terminated at any time prior to the Effective Time, notwithstanding approval thereof by the stockholders of QWES.COM:

     (a) by mutual written consent duly authorized by the Boards of Directors of NMS and QWES.COM; or

     (b) by either NMS or QWES.COM if the Merger shall not have been consummated by February 28, 2000 (the "Outside Date"), provided that the right to terminate this Agreement under this Section 7.01(b) shall not be available to any party whose willful failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date; or

     (c) by either NMS or QWES.COM if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued a non-appealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, except, if the party relying on such order, decree or ruling or other action has not complied with its obligations under Section 5.07; or

     (d) by either NMS or QWES.COM, if, at the QWES.COM Stockholders' Meeting, the requisite vote of the stockholders of QWES.COM to effect the merger shall not have been obtained; or

     (e) by NMS or QWES.COM, upon a breach on the part of the other of any representation, warranty, covenant or agreement set forth in this Agreement such that the conditions set forth in Section 6.02(a) or 6.02(b), or
     Section 6.03(a) or 6.03(b), as the case may be, would not be satisfied (a "Terminating Breach"), provided, however, that if such Terminating Breach is curable prior to February 20, 2000, by the breaching party through the exercise of its reasonable efforts and for so long as such party continues to exercise such reasonable efforts, neither QWES.COM nor NMS, as the case may be, may terminate this Agreement under this Section 7.01(e).

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

      SECTION 7.02. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.01, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except as set forth in Section 7.03 and Section 8.01 hereof, provided that nothing herein shall relieve any party from liability for any willful breach hereof.

      SECTION 7.03.  Fees and Expenses.

     (a) Except as set forth in this Section 7.03, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses if the Merger is not consummated and by the Surviving Corporation if the Merger is consummated.

     (b) QWES.COM shall pay NMS a termination fee of $1,500,000 in the event that this Agreement is terminated by either NMS or QWES.COM pursuant to Section 7.01(d) or by NMS pursuant to Section 7.01(e) upon a willful breach by QWES.COM.

         QWES.COM's payment of a termination fee pursuant to this subsection shall be the sole and exclusive remedy of NMS against QWES.COM and any of its subsidiaries; provided that this limitation shall not apply in the event of a willful breach of this Agreement by QWES.COM.


                                  ARTICLE VIII

                               GENERAL PROVISIONS
                               ------------------

     SECTION 8.01. Survival of Representations, Warranties and Agreements; Knowledge, Etc. Except as otherwise provided in this Section 8.01, the representations, warranties and agreements of each party hereto shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, any person controlling any such party or any of their officers or directors, whether prior to or after the execution of this Agreement. The representations, warranties and agreements in this Agreement shall terminate one year after the Effective Time or upon the termination of this Agreement pursuant to Section 7.01, as the case may be, except that the agreements set forth in Article I and Section 5.04 shall survive the Effective Time indefinitely and those set forth in Section 7.02 and Section
7.03 shall survive termination indefinitely.

      SECTION 8.02. Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address shall be effective upon receipt) or sent by electronic transmission, with confirmation received, to the telecopy number specified below:


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

          (a) If to NMS or NMS Acquisition Corp.:

               Natural MicroSystems Corporation
               100 Crossing Boulevard
               Framingham, MA  01702-5406
               Telecopier No. (508) 271-1177
               Attention:   Robert E. Hult,
                            Senior Vice President and
                            Chief Financial Officer

          With a copy to:

               Choate, Hall & Stewart
               Exchange Place
               53 State Street
               Boston, MA 02110
               Telecopier No. (617) 248-4000
               Attention:  Richard N. Hoehn, Esq.

          (b)  If to QWES.com, Inc.:

               QWES.com, Inc.
               14742 Newport Avenue, Suite 203
               Tustin, CA  92780
               Telecopier No.  (714) 731-6903
               Attention:  Charles J. Walker,
                           President and CEO

          With a copy to:

               Stradling Yocca Carlson & Rauth
               660 Newport Center Drive, Suite 1600
               Newport Beach, CA  92660
               Telecopier No.  (949) 725-4100
               Attention:  K.C. Schaaf, Esq.

      SECTION 8.03. Certain Definitions. For purposes of this Agreement, the term:

          (a) "affiliates" means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person; including, without limitation, any partnership or joint venture in which QWES.COM (either alone, or through or together with any other subsidiary) has, directly or indirectly, an interest of five percent of more;

          (b) "beneficial owner" with respect to any shares of QWES.COM Capital Stock, means a person who shall be deemed to be the beneficial owner of such shares (i) which such person or any of its affiliates or associates beneficially owns, directly or indirectly, (ii) which such person or any of its affiliates or associates (as such term is defined in Rule 12b-2 of the Exchange Act) has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of consideration rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding or (iii) which are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its affiliates or person with whom such person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares;

          (c) "business day" means any day other than a day on which banks in Boston are required or authorized to be closed;


          (d) "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise;

          (e) "material adverse effect" shall mean any change or effect that is, or is reasonably likely to be, materially adverse to the business, properties, assets, prospects or financial condition of QWES.COM and its subsidiaries, or NMS and its subsidiaries, as the case may be provided, however, that any adverse change or effect that is proximately caused by conditions affecting the economy or securities markets generally shall not be taken into account in determining whether there has been or would be a "material adverse effect" in or with respect to QWES.COM and its subsidiaries or NMS and its subsidiaries, as the case may be;

          (f) "person" means an individual, corporation, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act); and

          (g) "subsidiary" or "subsidiaries" of QWES.COM, NMS, the Surviving Corporation or any other person means any corporation, partnership, joint venture or other legal entity of which QWES.COM, the Surviving Corporation, NMS or such other person, as the case may be, (either alone or through or together with any other subsidiary) owns, directly or indirectly, more than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

      SECTION 8.04. Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that after approval of the Merger by the stockholders of QWES.COM, no amendment may be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed by QWES.COM and NMS.

      SECTION 8.05. Waiver. At any time prior to the Effective Time, any party hereto may with respect to any other party hereto, (a) extend the time for the performance of any of the obligations or other acts, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby.

      SECTION 8.06. Severability. If any term or other provision of this Agreement is held by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

      SECTION 8.07. Entire Agreement. This Agreement constitutes the entire agreement and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, through the date hereof with respect to the subject matter hereof and, except as otherwise expressly provided herein, are not intended to confer upon any other person any rights or remedies hereunder.

      SECTION 8.08. Assignment. This Agreement shall not be assigned by operation of law or otherwise, except that NMS may assign all or any of their rights hereunder to any affiliate provided that no such assignment shall relieve the assigning party of its obligations hereunder.

      SECTION 8.09. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement (other than Section 5.13), express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

      SECTION 8.10. Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

      SECTION 8.11. Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the choice of law provisions thereof.

      SECTION 8.12. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

                                 * * * * * * * *

     IN WITNESS WHEREOF, NMS, the Acquisition Corp. and QWES.COM have caused this Agreement to be executed under seal as of the date first written above by their respective officers thereunto duly authorized.


                    NATURAL MICROSYSTEMS CORPORATION



                    By:       /s/ Robert P. Schechter
                              -------------------------------------------
                                  Robert P. Schechter
                                  Chairman of the Board, President and
                                    Chief Executive Officer


                    NMS CALIFORNIA ACQUISITION CORP.



                    By:       /s/ Robert E. Hult
                              --------------------------------------------
                                  Robert E. Hult
                                  Chief Financial Officer


                    QWES.COM, INC.



                    By:       /s/ Charles J. Walker
                              -------------------------------------------
                                  Charles J. Walker
                                  President and Chief Executive Officer